Exhibit 99.2

Oatly Group AB

Offer to Exchange Outstanding Options for New RSUs (The “Offer”)

June 18, 2024

The Offer and Withdrawal Rights expire at 9:00 a.m., Central European Time, on June 28, 2024 unless we extend the Offer

Election Form

Capitalized terms used but not defined in this Election Form will have the meaning(s) ascribed thereto in the Offer Letter.

Please complete the information requested below and indicate whether or not you wish to exchange any of your eligible Options for the grant of New RSUs in accordance with the terms and conditions of the Offer Letter.

Name

Grant 1:

Please check only ONE of the following choices, provided that any holder of an Option who does not submit an Election Form will be considered as waiving her/his right to participate in the Offer to Exchange:

Grant Number	Date of Grant	Exercise Price	Outstanding Amount as of June 18, 2024

Exchange for New RSUs

☐	I wish to exchange the outstanding, unexercised Option reflected above as grant 1 for New RSUs pursuant to the terms set forth in the Offer Letter.

☐	No. I do not wish to participate in the Offer in relation to my outstanding, unexercised Option reflected above as grant 1 (which will remain outstanding in accordance with its terms).

Grant 2:

Please check only ONE of the following choices, provided that any holder of an Option who does not submit an Election Form will be considered as waiving her/his right to participate in the Offer to Exchange:

Grant Number	Date of Grant	Exercise Price	Outstanding Amount as of June 18, 2024

Exchange for New RSUs

☐	I wish to exchange all of the outstanding, unexercised Option reflected above as grant 2 for New RSUs pursuant to the terms set forth in the Offer Letter.

☐	No. I do not wish to participate in the Offer in relation to my outstanding, unexercised Option reflected above as grant 2 (which will remain outstanding in accordance with its terms).

By submitting the Election Form, I understand and agree that:

(1)

I have received the Offer Letter and this Election Form (the “Exchange Offer Materials”). I have read, understand and agree to be bound by all of the terms and conditions of the Offer as described in the Exchange Offer Materials. The Company has advised me to consult with my personal tax and/or financial advisor before making any decision about the offer.

(2)	I have obtained personal tax advice prior to participating in the Offer.

(3)

Participation in the Offer will not be construed as a right to continued or renewed employment with any member of the Company Group for any period, and my employment with any member of the Company Group can be terminated at any time by me or by the Company or any subsidiary thereof, with or without cause or notice.

SUBMIT YOUR ELECTION FORM

NO LATER THAN 9:00 A.M., CENTRAL EUROPEAN TIME ON JUNE 28, 2024

Oatly Group AB

Notice of Withdrawal from the Offer to Exchange Outstanding Options for New RSUs (the “Notice”)

Notice of Withdrawal

I previously received a copy of the Exchange Offer Materials. I have submitted the Election Form, in which I elected to accept the Offer from the Company to exchange some of or all of my outstanding and unexercised Options. I now wish to change that election and reject the Offer. I understand that by signing this Notice and delivering it to Human Resources – Incentive Plan Management by 9:00 a.m., Central European Time, on June 28, 2024, I will have withdrawn my acceptance of the Offer and will have rejected the Offer instead.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice by hand delivery, courier or email to Human Resources – Incentive Plan Management at Oatly Group AB, Ångfärjekajen 8, 211 19 Malmö, Sweden, incentiveplan@oatly.com, by 9:00 a.m., Central European Time, on June 28, 2024.

I understand that by rejecting the Offer, I will not have any Options exchanged pursuant to the Offer, and I will keep my Options. The Options will continue to be governed by the Plan, as amended, and by the existing Option agreements between the Company and me and will retain its current exercise price and current vesting schedule.

I understand that I may change this rejection of the Offer, and once again accept the Offer, by submitting a new Election Form by hand delivery, courier or email to Human Resources – Incentive Plan Management at Oatly Group AB, Ångfärjekajen 8, 211 19 Malmö, Sweden, incentiveplan@oatly.com, by 9:00 a.m., Central European Time, on June 28, 2024.

I have signed this Notice and printed my name exactly as it appears on the Election Form.

I do not accept the Offer to Exchange any Options.

Signature of Option Holder	Date and Time

Name of Option Holder (Please Print)	E-mail Address

RETURN THIS NOTICE OF ELECTION TO HUMAN RESOURCES – INCENTIVE PLAN MANAGEMENT NO LATER THAN 9:00 A.M., CENTRAL EUROPEAN TIME, ON JUNE 28, 2024

BY HAND DELIVERY, COURIER OR EMAIL TO:

HUMAN RESOURCES – INCENTIVE PLAN MANAGEMENT

OATLY GROUP AB

ÅNGFÄRJEKAJEN 8

211 19 MALMÖ

SWEDEN

incentiveplan@oatly.com